                        AMENDMENT NO. 2 TO BY-LAWS OF

                           ROCHESTER FUND MUNICIPALS

1.    The By-Laws of Rochester  Portfolio  Series,  a  Massachusetts  business trust (the "Trust"),  are hereby amended by replacing  Section 11.3 of Article
3 in its  entirety  with the  Section  11.3  shown  below  and by adding a new
Section 11.4 titled  "Adjournments"  and a new Section 11.5 titled "Voting" to read as follows:

      11.3  Record   Dates.   For  the  purposes  of   determining   the
      shareholders  of any  class or  series  of shares of the Trust who are  entitled  to vote or act at any  meeting  or any  adjournment thereof,  or who are  entitled to receive  payment of any dividend or of any other  distribution,  the Trustees may from time to time fix a time,  which shall be not more than 120 days before the date of any  meeting of  shareholders  or more than 60 days  before the date of payment or any dividend or of any other  distribution,  as the record date for determining the  shareholders of such class or series  having the right to notice of and to vote at such  meeting and any adjournment  thereof or the right to receive such dividend or distribution,  and in such case only  shareholders of record on such  record  date  shall  have  such  right  notwithstanding  any transfer  of shares on the  books of the  Trust  after the  record date; or without  fixing such record date the Trustees may for any such  purposes  close the  register or  transfer  books for all or part of such period.

      11.4  Adjournments.  If at any meeting of the Shareholders there shall be less than a quorum present, the affirmative vote of a majority of the shares present in person or by proxy at the session of the meeting to be adjourned may, without further notice, adjourn the same from time to time until a quorum shall attend, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.

      11.5  Voting.  At all meetings of Shareholders, every Shareholder of record entitled to vote at such a meeting shall be entitled to vote at such meeting either in person or by proxy.  A proxy may be given by or on behalf of a Shareholder in writing or by any electronic means, including, but not limited to, by telephone, facsimile or via the internet.

2.    The  By-Laws of the Trust,  as amended by this  Amendment  No. 2, hereby remain in full force and effect.

      IN WITNESS WHEREOF,  I hereby set my hand as of this 3rd day of October,
2005.

                                          /s/ Phillip S. Gillespie
                                          ___________________________
                                          Phillip S. Gillespie,
                                          Assistant Secretary